UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 2, 2008

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

NEVADA	000-22752	88-0218876
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

920 Pilot Road

Las Vegas, Nevada 89119

(Address of Principal Executive Offices)

(702) 896-3890

(Registrants telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

8.01. Other Events.

Progressive Gaming International Corporation (the “Company”) has notified its lenders that it believes that it is in default of that certain Note and Warrant Purchase Agreement dated August 4, 2008 by and among the Company, the subsidiaries of the Company included as Guarantors thereto and International Game Technology (“IGT”), as amended from time to time (the “Purchase Agreement”), and that certain Credit Agreement dated August 4, 2008 by and among the Company, the subsidiaries of the Company included as Guarantors thereto and Private Equity Management Group Financial Corporation (“PEM”), as amended from time to time (the “Credit Agreement”). The Company provided such notice to its lenders because, among other things, the Company believes that it failed to satisfy the financial covenants included in the Purchase Agreement and the Credit Agreement for the quarter ended September 30, 2008. The Company is attempting to obtain waivers from IGT and PEM based on recent significant reductions in operating expenses which are intended to improve the Company’s cash flows and Earnings before Income Taxes, Depreciation and Amortization (“EBITDA”), although there can be no assurance that the parties will come to an agreement regarding such waivers.

The Company also received a writ of execution from the United States District Court, District of Rhode Island related to a dispute the Company had with Hasbro, Inc. (“Hasbro”). On October 25, 2007 the Company and Hasbro entered into a settlement agreement and mutual release of all claims related to a dispute between the parties. The settlement agreement included a consent judgment and the parties agreed to release all claims between them and settle all disputes with no admission of wrongdoing. The Company agreed to pay Hasbro certain sums as part of the settlement. The Company did not make a payment of $1.0 million due to Hasbro in September 2008 under the terms of the settlement agreement. Hasbro has petitioned the court and the court has granted a writ of execution requiring that the consent judgment be enforced in the amount of $1.7 million, representing the remaining amounts due under the settlement agreement. The Company is attempting to restructure the payment terms with Hasbro, although there can be no assurance that the parties will come to an agreement regarding such revised terms.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Progressive Gaming International Corporation

	By:	/s/ HEATHER A. ROLLO
Date: October 7, 2008		Heather A. Rollo
Executive Vice President, Chief Financial Officer and Treasurer